Exhibit 99.1

La Rosa Holdings Corp. Reports Approximately $79 Million in Unaudited Preliminary Fiscal Year 2025 Revenue, Achieving 14% Year-Over-Year Organic Growth

CEO Highlights Strategic Shift from Acquisition-Led Growth to Organic Expansion, Cost Discipline, and AI Infrastructure Initiatives to Drive Long-Term Value

Celebration, FL – January 23, 2026 – La Rosa Holdings Corp. (NASDAQ: LRHC) (“La Rosa” or the “Company”), a real estate and PropTech enterprise, today announced preliminary unaudited revenue for fiscal year 2025, totaling an estimated $79 million. This represents an approximately 14% increase in revenue year-over-year, as compared to revenue for 2024 fiscal year.

Joe La Rosa, CEO of La Rosa, commented, “In 2024, our growth strategy was largely acquisition-driven, as we focused on building scale and expanding our revenue base. In 2025, we deliberately shifted our focus toward organic growth, and we are particularly pleased that this year’s revenue increase was achieved organically. Our continued focus on agent growth and organic expansion drove higher transaction activity and agent count, even as the broader housing market remained under significant pressure. In the United States, annual sales of existing homes declined approximately 0.2% in 2025, marking the fourth consecutive year of declines and bringing total sales to approximately 4.06 million homes—the lowest level since 1995.”

“Despite these historically suppressed market conditions, our unique business model continues to perform well in down-cycle environments. We have also taken decisive actions to significantly reduce operating expenses while increasing fees by nearly 30% in 2026, strengthening operating leverage across the platform. Looking ahead, we believe transaction activity will improve in 2026, positioning us to continue growing revenue. In parallel, we are actively evaluating several high-potential partnership and joint venture opportunities with established technology and infrastructure firms to develop advanced AI computing facilities, which we believe can further expand our revenue base and accelerate our path toward cash flow positivity.”

The preliminary revenue figures described in this press release are unaudited and subject to customary adjustments. The Company expects to file its full financial results for fiscal 2025 in due course, along with the filing of the Annual Report on Form 10-K with the Securities and Exchange Commission.

About La Rosa Holdings Corp.

La Rosa Holdings Corp. (Nasdaq: LRHC) intends to transform the real estate industry by providing agents with flexible compensation options, including a revenue-sharing model or a fee-based structure with 100% commission. Powered by its proprietary technology platform, La Rosa aims to equip agents and franchisees with the tools they need to deliver exceptional service.

The Company offers both residential and commercial real estate brokerage services, as well as technology-driven products and support for its agents and franchise partners. Its business model includes internal services for agents and external offerings for the public, spanning real estate brokerage, franchising, education and coaching, and property management.

La Rosa operates 25 corporate-owned brokerage offices across Florida, California, Texas, Georgia, and Puerto Rico. La Rosa also started its expansion into Europe, beginning with Spain. Additionally, the Company has five franchised offices and branches and three affiliated brokerage locations in the U.S. and Puerto Rico. The Company also operates a full-service escrow settlement and title company in Florida.

For more information, please visit: https://www.larosaholdings.com.

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Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s ability to grow its business and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to satisfy closing conditions of future tranches under of its existing financing facilities and the timing and use of proceeds thereof, including the redemption of the Series X Preferred Stock, to achieve profitable operations, customer acceptance of new services, the demand for the Company’s services and the Company’s customers’ economic condition, the impact of competitive services and pricing, general economic conditions, the successful integration of the Company’s past and future acquired brokerages, the effect of the recent National Association of Realtors’ landmark settlement on our business operations, and other risk factors detailed in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other reports and documents that we file from time to time with the SEC. Forward-looking statements contained in this press release are made only as of the date of this press release, and La Rosa does not undertake any responsibility to update any forward-looking statements in this release, except as may be required by applicable law. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

For more information, contact: info@larosaholdings.com

Investor Relations Contact:

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1020

Email: LRHC@crescendo-ir.com